Exhibit 99.1

CONSULTANCY CONTRACT
BETWEEN
STARBRIDGE GLOBAL INC.

AND
RICHARD A. PULLIA

THIS AGREEMENT is made on the 1st day of February, 2001.

BETWEEN:

StarBridge Global Inc. Suite 2, 25 Prospect Street Box Hill Victoria 3128 Australia ("the Company"); and
Richard A. Pullia Unit 2, 27 Hodgkinson Street Clifton Hill Victoria 3068 Australia ("the Consultant");

WHEREBY IT IS AGREED as follows:

    NOTE 1.  INTERPRETATION

    In this Agreement, unless the context requires otherwise;

  1.1
  "Board" means the board of directors for the time being of the Company;

  1.2
  "month" means calendar month.

  1.3
  References herein to Clauses are to clauses in this Agreement unless the context requires otherwise.

  1.4
  The headings are inserted for convenience only and shall not affect the construction of this Agreement.

  1.5
  Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

    NOTE 2.  ENGAGEMENT

    The Company will engage the Consultant and the Consultant will provide the service to the Company upon the terms and conditions hereafter appearing.

    NOTE 3.  DURATION

    The Company has engaged the Consultant with effect from December 1, 2000, until May 31, 2001, subject to termination as hereinafter provided.

    NOTE 4.  CONSULTANT OBLIGATION

    The Consultant shall, during the continuance of his engagement serve the Company and perform the duties and exercise the powers from time to time assigned to or vested in him by the President of the Company and the Board, including, but not limited to, accounting services.

    NOTE 5.  COMPENSATION

    The compensation for the Consultant shall be 185,139 shares of free trading common stock of the Company, a consulting fee of $10,833 per month effective from February 1, 2001, and reimbursement of approved expenses incurred on behalf of the Company.

    NOTE 6.  TERMINATION

  6.1
  The Consultant's services hereunder may be determined at any time by either of the parties hereto giving to the other not less than one (1) month prior written notice.

  6.2
  In the event of termination of the Consultant's engagement hereunder the Consultant shall not be entitled to claim any other compensation whatsoever from the Company in respect to such termination.

  6.3
  Any delay or forbearance by the Company in exercising any right to terminate this Agreement shall not constitute a waiver of such right.

    NOTE 7.  NOTICES

    All notices required to be given under this Agreement shall be in writing and shall be addressed at the address for such party as indicated in the introductory paragraphs of this Agreement or such address as such party may indicate from time to time.

    NOTE 8.  MISCELLANEOUS

  8.1
  This Agreement may only be amended or modified by written agreement of the parties.

  8.2
  No failure or delay, by either party to exercise any of its rights hereunder shall constitute a waiver of all or part of the same, unless and to the extent that such party gives written confirmation that it expressly waives its rights. No waivers of rights in respect of any act or default shall affect any other rights or any future rights in respect of a similar or other act or default.

  8.3
  This Agreement shall be governed by and construed in accordance with the law of Nevada, United States of America.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first written above.

STARBRIDGE GLOBAL INC.
Signature:	/s/ DAVID TURIK
Name:	David A. Turik
Title:	President, CEO and Director
Signature:	/s/ MAURICE FINK
Name:	Maurice Fink
Title:	Director
Signature:	/s/ WILLIE LO
Name:	Willie Lo
Title:	Director
CONSULTANT
Signature:	/s/ RICHARD A. PULLIA
Name:	Richard A. Pullia